SECURITIES LENDING

AUTHORIZATION AGREEMENT

This Agreement is between BRANDES INVESTMENT TRUST (herein referred to as the “Trust”), which is comprised of each fund identified on Exhibit I hereto (each a “Lender”), and THE NORTHERN TRUST COMPANY (herein referred to as “Agent”). This Agreement includes the following Schedules attached hereto: Schedule A (the Borrower Schedule), Schedule B (the Collateral selections form and applicable schedules and/or guidelines attached thereto), Schedule C (the Fee Schedule), Schedule D (the Certificate of Lender of Korean Securities), Schedule E (the Securities Lending Program Restrictions), and the EquiLend Annex, all of which, together with any substitutions therefor, are incorporated herein. Certain capitalized terms used herein are defined in Sections 12 and 16 hereof.

1.	Authorization.

1.1 This Agreement shall constitute a separate agreement for each fund identified on Exhibit I hereto. Each fund so identified is herein referred to separately as a “Lender.”

1.2 This Agreement constitutes a separate agreement for each Lender to the same extent as though each Lender had separately executed an identical agreement. Any reference to a Lender in this Agreement shall be deemed to refer solely and exclusively to a particular Lender to which a given transaction under this Agreement relates. The rights and obligations of each Lender pursuant hereto or in connection with any transaction hereunder, are independent of, and separate and distinct from, the rights and obligations of each and every other Lender pursuant hereto or in connection with any transaction hereunder. Under no circumstances shall the rights, obligations or remedies with respect to a particular Lender constitute a right, obligation or remedy applicable to any other Lender. In particular, and without limiting the generality of the foregoing, the parties hereto agree that: (a) any event of default regarding one Lender shall not create any right or obligation with respect to any other Lender, (b) neither the Agent nor any Borrower shall have any right to set-off any claims of or against a Lender by applying property or rights of any other Lender, or series thereof, and (c) no Lender, or series thereof, shall have claims to, or the right to set off against, assets or property held by a Borrower on account of any other Lender or series thereof.

1.3 This Agreement governs the lending of U.S. and non-U.S. securities (the “Securities”) by Agent as agent for Lender from one or more of Lender’s accounts in the custody of Agent (collectively, the “Account”). Lender hereby appoints Agent to lend Securities of the Account in accordance with the terms of this Agreement and authorizes Agent to lend its Securities to one or more borrowers selected by Agent (other than Agent or any parent, subsidiary or affiliate of Agent) who are listed or described on Schedule A (each referred to herein as a “Borrower”).

2.	Agent’s Responsibility as to Loans. Before entering into any Loan with a Borrower, Agent shall be responsible for the following:

2.1 Agent shall enter into a Borrowing Agreement with the Borrower, the terms of which may vary depending upon the country of domicile of the Borrower, the jurisdictions in which the Borrower does business, any separate negotiation between Agent and Borrower and other factors, but shall comply in all material respects with the requirements of this Agreement concerning the Borrowing Agreement. Copies of the sample forms of Borrowing Agreements currently offered to Borrowers are available to Lender upon request.

2.2 Upon receipt of notice from a Borrower of its desire to borrow Securities upon stated terms, Agent shall determine the account or accounts from which to loan Securities by using Agent’s impartial sequential systems that match Loan requests with the accounts of Agent’s various Participating Lenders holding eligible Securities.

2.3 Agent shall obtain from the potential Borrower the most recent audited statement of its financial condition and the most recent unaudited statement of its financial condition, if more recent than the audited statement, and shall make a reasoned determination that the potential Borrower is creditworthy.

2.4 Agent shall require the Borrower to furnish, with respect to each Loan, or agree in the Borrowing Agreement that each Loan shall constitute, a representation that there has been no material adverse change in its financial condition since the date of the most recent financial statement furnished pursuant to Section 2.3 hereof.

3.

Collateral. In the lending of Borrowed Securities, protection is afforded by the Collateral received from a Borrower pursuant to the terms of the Borrowing Agreement. All Non-Cash Collateral so received shall be held and administered by Agent for the sole benefit of Lender in a segregated account either in its physical custody or for its account by an agent or subcustodian of Agent or a central bank, depository or clearing corporation acting as a depository (the “Non-Cash Collateral Account”).

3.1 Non-Cash Collateral. Lender shall select guidelines to govern all eligible types of Non-Cash Collateral (the “Non-Cash Collateral Guidelines”) by completing and signing Schedule B. By selecting the applicable Non-Cash Collateral Guidelines, Lender shall have authorized Agent, in Agent’s discretion, (a) to accept as Collateral any of the types of collateral described in the applicable Non-Cash Collateral Guidelines, (b) to accept in exchange for Borrowed Securities, Non-Cash Collateral having a Market Value not less than (i) 102% of the Market Value of the Borrowed Securities, (ii) 105% of the Borrowed Securities if the Borrowed Securities and the Collateral are denominated in different currencies, or (iii) as otherwise set forth in the applicable Non-Cash Collateral Guidelines, and (c) otherwise to act with respect to the Non-Cash Collateral in compliance with the applicable Non-Cash Collateral Guidelines then in effect. In the absence of any effective selection of Non-Cash Collateral Guidelines, Lender shall be deemed to have elected the US Government/Agency Non-Cash Guidelines and shall be bound by the terms of such Non-Cash Collateral Guidelines. The applicable Non-Cash Collateral Guidelines may be amended from time to time with the consent of Lender.

3.2 Lender shall pay to Agent, upon Agent’s written demand therefor, such amounts as are determined by Agent to be necessary from time to time to satisfy Lender’s obligations, if any, with respect to Loans entered into under this Agreement. Lender hereby grants to Agent a lien upon and security interest in any property of or due the Lender at any time in the possession of Agent to secure the payment of such obligations.

4.	Collateral Margin.

4.1 The Borrowing Agreement shall provide that at the time a Loan is made there shall be a transfer of Borrowed Securities against a transfer (occurring prior thereto or, in the case of Securities transferred through a depository, central bank or clearing organization, before the close of the same business day in accordance with the rules, customs and practices of that depository, bank or organization) of Collateral having a Market Value equal to such percentage (subject to Section 4.2 below, which shall not be less than the applicable percentage set forth in Section 3.1 above) of the Market Value of the Borrowed Securities as Agent and the Borrower shall agree pursuant to the terms of this Agreement and the applicable Non-Cash Collateral Guidelines.

4.2 Each business day the Agent and the Borrower shall determine the Market Value of the Collateral and the Borrowed Securities. If on any business day the Market Value of all the Collateral shall be less than the Required Value, Agent shall demand from the Borrower, subject to a de minimis rule of change in value appropriate to the type of Borrowed Securities, additional Collateral so that the Market Value of the additional Collateral, when added to the Market Value of the Collateral previously delivered to Agent, shall equal the Required Value. Agent hereby acknowledges that a failure by a Borrower to deliver additional Collateral within one business day of demand for such Collateral by Agent constitutes an event of default pursuant to the relevant Borrowing Agreement, unless otherwise remedied by such Borrower in a timely manner or waived by Agent.

4.3 If on any business day the Market Value of all the Collateral shall be greater than the Required Value, Agent shall, upon request from the Borrower, subject to a de minimis rule of change in value appropriate to the type of Borrowed Securities, redeliver to Borrower such amount of Collateral selected by Borrower so that the Market Value of all Collateral equals the Required Value.

5.	Termination of Loans; Remedies upon Default.

5.1 Agent shall retain the right pursuant to the terms of the Borrowing Agreement to terminate a Loan at any time, whereupon the Borrower shall deliver Equivalent Securities to Agent within (a) the customary delivery period for such Securities, (b) five business days or (c) the time negotiated for such delivery by Agent and the Borrower, whichever period is least, and Agent shall concurrently therewith deliver collateral identical to the Collateral to the Borrower. In addition, a Borrower may terminate a Loan at any time upon notice to Agent and by delivery to Agent of Equivalent Securities. Lender or its agent shall have the right to direct Agent to terminate a Loan of Lender’s Securities at any time in whole or in part, subject to such operational or procedural restrictions or regulations as Agent may impose from time to time.

5.2 If upon termination of a Loan a Borrower shall fail to deliver Equivalent Securities, Agent shall exercise the remedies available to it under the relevant Borrowing Agreement and applicable law, customs and practices for the benefit of the Participating Lender or Lenders thereby affected. Agent shall have the right to, and in the event of a Filing with respect to a Borrower shall (subject always to any applicable Resolution Regulations or any other legal or regulatory prohibition and the provisions of Section 16 hereof): (a) purchase Equivalent Securities, (b) liquidate and apply the Collateral to the payment of (i) the purchase price of the Equivalent Securities purchased, (ii) any other obligations of the Borrower under the Borrowing Agreement, and (iii) all reasonable related expenses, and (c) either pay to the Borrower any amounts then remaining, or demand from the Borrower any amounts then due and owing, in each case in accordance with the requirements of applicable law and the provisions of the relevant Borrowing Agreement, together with interest on such amounts and at such rates as are permitted by the Borrowing Agreement and applicable law. All recoveries for the benefit of Lender under this Section 5.2 shall be credited to Lender’s Account when received.

6.	Distributions; Voting, etc.

6.1 Lender acknowledges that during the term of any Loan the Borrower shall hold all incidents of ownership with respect to the Borrowed Securities, including but without limitation the rights to vote the Borrowed Securities and to transfer or loan Borrowed Securities to others.

6.2 The Borrower shall, in accordance with the terms of the Borrowing Agreement, be required to pay to Agent the equivalent (herein referred to as “Substitute Payments”) of all distributions made by the issuer of the Borrowed Securities during the term of a Loan to which the Lender would have been entitled had the Securities not been loaned, including, but not limited to, cash dividends, interest payments, shares of stock as a result of stock splits and stock dividends and the rights to purchase additional Securities. Agent shall credit to Lender’s Account the net amounts of all Substitute Payments of cash on the payable dates thereof, subject to Section 9.3 hereof. All other Substitute Payments shall be credited to Lender’s Account when received from the Borrower, except that shares issued in stock splits shall be deemed part of the Loan of the pre-split shares. All Substitute Payments shall be subject to any requirements of applicable taxing authorities concerning withholding of tax on such payments.

6.3 The rates of tax withholding or credit used to determine the amount of any Substitute Payment of cash by a Borrower with respect to Borrowed Securities shall be determined and agreed to by Agent at the time a Loan is made and shall not thereafter be subject to retroactive adjustment for any reason. Agent shall have no liability for errors made in determining such amounts, if Agent acted in good faith and without negligence based on all the most current relevant information in the possession of Agent at that time.

7.	Revenues.

7.1 Lender’s Net Revenue during any period shall consist of the aggregate Loan Premiums or Loan Fees paid by the Borrowers pursuant to the Borrowing Agreements, net of (a) any applicable payment or withholding of tax and (b) any applicable expenses, adjustments and charges as disclosed or otherwise incurred in accordance with this Agreement.

7.2 Lender’s Net Revenue shall be credited by Agent monthly to the Account, provided that Agent may simultaneously deduct from the Account, as compensation for Agent’s services under the securities lending program, a fee equal to such amounts as shall be agreed upon in writing from time to time by the parties and set forth in Schedule C.

7.3 All fees and other consideration received from the Borrower by Agent for the account of Lender in respect of each Loan of Lender’s Securities shall be agreed prior to the making of the Loan. The Lender’s Net Revenue shall be credited by Agent in U.S. dollars.

8.

Reports. Agent will make available to Lender through Northern Trust Passport® (or other similar electronic platform or successor thereto) electronic access to certain securities lending program information including, but not limited to, a listing of Borrowed Securities, the Borrowers to whom Securities have been lent, the Collateral received on behalf of Lender, the Net Revenue received from the Loans, and the fees of the Agent. Agent may provide to Lender from time to time such other reports as the Lender may reasonably request and as agreed to by Agent.

9.	Concerning the Agent.

9.1 Agent shall administer the securities lending program in conformity with the applicable laws governing each Loan and all rules, regulations and exemptions from time to time promulgated and issued under the authority of those laws. Nothing in this Agreement shall be construed to require Agent to take any action which in Agent’s reasonable belief could cause Agent or Lender to violate any applicable law. In the event of a change in the securities lending program required in order to comply with a change in applicable laws, rules, regulations or exemptions, Agent shall notify Lender in writing thereof and such change shall be deemed to be a part of this Agreement.

9.2 Agent shall not be responsible for delays or failures in performance caused by circumstances reasonably beyond Agent’s control, including but not limited to fires, storms, earthquakes and other similar occurrences, power outages, work stoppages, closure or malfunctioning of central banks, securities exchanges, or depositories, political disturbances, acts of terrorism and breakdowns in governmental functions of all types.

9.3 Agent may at its discretion, but shall not be required to, make loans or advances to the Collateral Account or Lender in order to provide temporary liquidity or otherwise. All such advances shall bear interest at the Federal Funds Rate until paid. Agent may also advance funds to Lender for any other amounts due to a Borrower, or for the payment of Substitute Payments, or any other amounts due from the Borrower to Lender hereunder. Any advance to Lender of amounts due from a Borrower shall be conditional upon receipt by Agent of final payment from the Borrower and may be reversed to the extent final payment is not received. Any interest received by Agent under this Section 9.3 shall be in addition to Agent’s other compensation under this Agreement.

9.4 In performing its duties hereunder, Agent shall be held to the standard of care exercised by banks generally in performing similar duties and shall be responsible only for its negligence or intentional misconduct. In no event shall Agent be liable for (i) defaults by subcustodians chosen by Agent in the exercise of reasonable care or (ii) special, indirect or consequential damages of any kind, even though Agent may have been previously informed of the possibility that such damages may occur.

10.

Representations and Warranties. The parties hereby make the following representations and warranties to each other, each of which shall continue throughout the term of this Agreement and of each Loan hereunder.

10.1 Agent hereby represents and warrants as follows:

10.1.1 It has all necessary corporate and governmental authority to execute and deliver this Agreement, to engage in the transactions contemplated hereby and to perform its respective obligations hereunder.

10.1.2 It has, or at the time of any relevant Loan shall have, obtained all necessary approvals of applicable governmental and self-regulatory organizations (including approval by HM Revenue & Customs as an agent for the purposes of stock lending regulations and an approved UK collecting agent), and satisfied all conditions and qualifications imposed by applicable taxing authorities, necessary in order to comply with all statutes, laws, rules and regulations applicable to that Loan.

10.2 Lender hereby represents and warrants as follows:

10.2.1 It has taken all corporate action and obtained all necessary governmental, administrative, and other consents, authorizations and approvals necessary to execute and deliver this Agreement, to engage in the transactions contemplated hereby and to perform its obligations hereunder.

10.2.2 It is not restricted under the terms of its constitution, by statute, rule or regulation or in any other manner from lending Securities to Borrowers in accordance with this Agreement or from otherwise performing its obligations hereunder.

10.2.3 It is absolutely entitled to pass full ownership of all Securities provided hereunder to Borrowers free from all liens, charges and encumbrances.

10.3 The Lender shall notify the Agent immediately of any change of circumstances that would make any of the representations and certifications in Sections 10.2 no longer true.

10.4 The Lender agrees that, in each case solely for the purpose of complying with the Resolution Regulations, the Agent may, on behalf of the Lender:

10.4.1 agree to and amend any Borrowing Agreements in order to contractually acknowledge the applicability and validity of stays and overrides of default rights under special resolution regimes (“SRRs”) and the potential applicability and validity of a bail-in of liabilities under such SRRs;

10.4.2 adhere to any protocols published by the International Swaps and Derivatives Association, Inc., including the ISDA Resolution Stay Jurisdictional Modular Protocol and any Jurisdictional Modules thereto1, with respect to the Borrowing Agreements; and

10.4.3 take any other action that the Agent, in its sole discretion, deems to be necessary to comply with the Resolution Regulations.

11.

Disclosure and Confidentiality. Lender authorizes Agent to disclose, to any Borrower who at any time so requests, (1) Lender’s name; (2) the fact that Lender has authorized Agent to lend its Securities to the Borrower; (3) the fact that specific Securities loaned to the Borrower are owned by Lender; (4) any publicly available financial information concerning Lender in Agent’s possession; and (5) any other information the Agent reasonably believes is necessary to effectuate the transactions contemplated herein, including tax I.D. numbers. Lender also authorizes Agent to disclose to any collateral reinvestment counter-party or broker-dealer any information Agent reasonably believes is necessary to effectuate collateral reinvestment in accordance with Schedule B. Before disclosing any information described in this Section 11 to a Borrower or counter-party or broker-dealer, as applicable, who has requested it, Agent shall obtain from the Borrower or counter-party or broker-dealer as applicable, as a condition for such disclosure, a written agreement (which may be the Borrowing Agreement) requiring that such information be held in confidence.

12.	Definitions. For the purposes of this Agreement, the following definitions shall apply.

12.1 “Borrowed Securities,” with respect to any Borrower, shall mean (a) Securities of the Account that have been loaned to the Borrower and (b) for purposes of Sections 4.2 and 4.3 hereof shall include Securities of all other relevant Participating Lenders loaned to the Borrower, plus in either case (1) all cash or securities received in the event of a call, redemption, exchange, maturity or similar action or event with respect to the Borrowed Securities, and (2) all cash, securities or other property received or issued in exchange or replacement for the Borrowed Securities in the event of a merger, consolidation, recapitalization, reorganization, liquidation or takeover of the issuer of the Borrowed Securities.

[1]	Available at https://www.isda.org/protocol/isda-resolution-stay-jurisdictional-modular-protocol/

12.2 “Borrowing Agreement” shall mean the master borrowing agreement, as amended, entered into between Agent and a Borrower establishing the general terms and conditions governing all Loans to that Borrower.

12.3 “Collateral” shall mean (a) with respect to a particular Loan, all collateral delivered to the Agent by a Borrower with respect to the relevant Borrowed Securities and (b) with respect to Sections 4.2 and 4.3 hereof, all collateral delivered to the Agent by a Borrower with respect to all Loans of all Participating Lenders to that Borrower. For purposes of the foregoing definition “Non-Cash Collateral” shall include the types of securities and other assets permitted as collateral under the applicable Non-Cash Collateral Guidelines then in effect.

12.4 “Equivalent Securities” shall mean Securities that are identical (as to issuer, class, quantity and description) to the relevant Borrowed Securities, and such term shall include the certificates and other documents of or evidencing title and transfer in respect of the foregoing (as appropriate).

12.5 “Federal Funds Rate” shall mean the Effective Federal Funds Rate as published daily on the Federal Reserve Bank of New York website (www.newyorkfed.org).

12.6 “Filing” shall mean a filing by a Borrower (or by a creditor of, or some other person acting with respect to, the Borrower) of a petition in bankruptcy or a petition seeking reorganization, winding-up, liquidation, dissolution or similar relief, including appointment of a trustee, receiver or liquidator of a substantial part of the property of the Borrower under a bankruptcy, insolvency or similar statute, code, law, rule or regulation of any jurisdiction.

12.7 “Loan” shall mean a loan of Securities to a Borrower from the Account of Lender or from another Participating Lender.

12.8 “Market Value” of Borrowed Securities and Collateral shall be determined as provided in the relevant Borrowing Agreement, and shall include accrued interest if appropriate to particular Securities.

12.9 “Participating Lender” shall mean at any time any person who has appointed Agent as agent for the purpose of lending Securities and for whom Agent is then acting in that capacity.

12.10 “Premium or Loan Fee” shall mean an agreed fee required to be paid by a Borrower to Agent in respect of each Loan of Securities for which the Borrower has furnished Non-Cash Collateral.

12.11 “Required Value” shall mean the Market Value of all the Borrowed Securities outstanding to a Borrower plus any additional margin as agreed upon between Agent and the Borrower in accordance with the terms of this Agreement and the applicable Borrowing Agreement.

12.12 “Substitute Payment” shall have the meaning given in Section 6.2 hereof.

12.13 “Resolution Regulations” means any applicable laws and regulations aimed at enhancing the orderly resolution of large financial institutions and which provide resolution authorities with various powers, including, but not limited to, the ability to temporarily stay or permanently override certain contractual rights, including termination rights that may be exercised due to the insolvency or resolution of the financial institution, and the ability to bail-in certain liabilities (including writing down the value of certain liabilities and/or converting such liabilities into equity).

13.	Tax Considerations.

13.1 Each Borrower shall represent, as a condition for any Loan, that it has obtained all necessary approvals of applicable governmental and self-regulatory organizations (including approval by HM Revenue & Customs as an approved Borrower or UK intermediary), and has satisfied all conditions and qualifications imposed by applicable taxing authorities, necessary in order to comply with all statutes, laws, rules and regulation applicable to that Loan, which representation shall continue throughout the term of each Loan.

13.2 Lender shall provide Agent with complete, accurate and current information necessary to permit Agent to comply with applicable tax statutes, rules and regulations relating to the lending of Securities. In addition, Lender shall properly execute and deliver to Agent any and all forms, undertakings, and other documents reasonably requested by Agent in order to comply with such statutes, rules and regulations.

13.3 Notwithstanding the first sentence of Section 9.1 hereof, Agent shall attempt in good faith to comply with all applicable tax laws, treaties, rules and regulations governing Lender’s participation in Agent’s securities lending program based on Agent’s best interpretation of those laws, treaties, rules and regulations and the information furnished by Lender; provided, however, that notwithstanding the foregoing Lender shall indemnify Agent for taxes payable by Agent that otherwise should have been paid from amounts received by Lender, plus any penalties other than penalties resulting from Agent’s negligence or intentional misconduct.

13.4 Lender acknowledges that it is responsible for satisfying itself as to the tax consequences to it relating to the lending of its Securities by Agent pursuant to this Agreement. Agent does not offer any advice as to the foregoing.

14.	Miscellaneous.

14.1 This Agreement may be amended by instrument in writing signed by the parties and may be terminated by either party at any time by written notice to the other party, subject to the performance of any obligations outstanding at the time of termination. Upon termination of this Agreement by either party, Agent shall terminate all outstanding Loans of Lender’s Securities and shall make no further Loans thereof.

14.2 This Agreement supersedes any preexisting securities lending agreement, and prevails over any contrary provisions of any other agreement, between the parties. This Agreement represents the entire agreement of the parties concerning its subject matter and supersedes any and all prior written or oral communications with regard thereto. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity and enforceability of any other provision hereof.

14.3 Neither party may assign its obligations hereunder without the prior written consent of the other party. This Agreement is solely for the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement shall be construed to give any rights whatever against either party to any person who is not a party hereto, nor shall any such person be considered a “third party beneficiary” of this Agreement.

14.4 Section headings are for convenience only and may not be used for interpretation. References to “sections” are references to sections of this Agreement unless otherwise specified.

14.5 Lender acknowledges that PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT THE LENDER WITH RESPECT TO LOANS OF BORROWED SECURITIES AND THEREFORE THE COLLATERAL DELIVERED BY BORROWER TO AGENT MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF BORROWER’S OBLIGATIONS IN THE EVENT BORROWER FAILS TO RETURN THE BORROWED SECURITIES.

14.6 Agent uses the services of EquiLend, a joint venture in which Agent has an indirect ownership interest. EquiLend is an electronic platform over which subscribing borrowers and lenders can share information and negotiate loans of securities. The EquiLend platform contains a data and market analysis tool, DataLend. Agent may also purchase or license related data or analytic tools from EquiLend. Use of the EquiLend platform is intended to increase the efficiency by which information is exchanged between Borrowers and Agent but will not change the way in which the securities lending program is administered. No Participating Lender will be required to pay any additional fees relating to transactions between Agent and EquiLend.

14.7 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

15.

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois other than the conflict of law principles thereof, except to the extent pre-empted by the laws of the United States of America, which shall govern to that extent.

16.	Indemnification.

16.1 Agent shall indemnify, defend and hold Lender harmless from and against any losses, damages, costs and expenses (other than special, incidental, indirect or consequential losses, damages, costs or expenses) Lender may incur if Agent is unable to recover Borrowed Securities and distributions made during the term of the Loan or Loans with respect to those Securities as a result of:

(i) Agent’s failure to make a reasoned determination of the creditworthiness of a Borrower through adequate analysis of all material, public information available to Agent’s credit committee before lending a security as provided in Section 2 hereof and during the term of the Loan or Loans a Filing occurs;

(ii) Agent’s failure to demand adequate and appropriate Collateral on a prompt and timely basis as provided in Section 4 hereof, perfect a security interest or obtain rights equivalent thereto in the Collateral, or maintain control of the Collateral as provided in this Agreement; or

(iii) Agent’s failure otherwise to perform its duties and responsibilities under this Agreement in accordance with the terms of this Agreement or applicable law.

16.2 Irrespective of the applicability of Section 16.1 hereof, in the event of a Default by a Borrower that is not a Sale-Related Default, Agent, at Agent’s own expense, shall (1) credit Lender’s Account with the amount of distributions made with respect to the Borrowed Securities of Lender that are due and payable by the Borrower on or before the Default Date but not so paid and (2) transfer into Lender’s Account replacement Securities that are Equivalent Securities by purchasing such securities in the principal market in which such securities are traded; except that Agent may, at its option, in lieu of replacing some part or all of the Borrowed Securities, credit Lender’s Account with an amount equal to the Market Value on the Default Date of Borrowed Securities not replaced, which amount shall be satisfiable at Agent’s option in cash, or by a transfer to Lender’s Account of Collateral securities valued as of the Default Date, or by a combination of both cash and Collateral securities so valued.

16.3 Irrespective of the applicability of Section 16.1 hereof, in the event a Borrower fails to return Borrowed Securities upon termination of a Loan, and such failure constitutes a Sale-Related Default, Agent shall, in accordance with Agent’s Investment Manager Guidelines then in effect, in lieu of the indemnification provided in Section 16.2 hereof, (a) waive any overdraft charges arising from any investment made for Lender’s account in anticipation of timely receipt of the proceeds, (b) credit Lender’s account with interest at the Lender’s applicable short-term investment rate on the sale proceeds not reinvested up to the date such proceeds are credited to the Account, (c) credit Lender with the amounts of any distributions made with respect to such Borrowed Securities that have not otherwise been received by the Lender and (d) indemnify Lender from and against any Buy-in Costs or other direct expenses for which Lender would otherwise be liable as a result of the failure of the sale to settle in a timely fashion.

16.4 For purposes of this Section 16, the following definitions shall apply.

16.4.1 “Buy-in Costs” shall mean out-of-pocket expenses incurred by Lender in connection with the failed settlement of a sale of Lender’s Securities that are on loan hereunder at the time of sale, as a result of the purchase of substitute securities at a higher price by the buyer’s broker in accordance with applicable exchange rules.

16.4.2 “Default” shall mean (a) a Filing, or (b) any other failure by a Borrower to return Borrowed Securities within the time period allowed by the relevant Borrowing Agreement after demand by Agent, except such a failure that is waived by Agent or cured by the Borrower within one business day of the Borrower after the Default Date.

16.4.3 “Default Date” shall mean, with respect to any Default, the earliest date on which the Agent is entitled under the provisions of the applicable Borrowing Agreement to treat the relevant Loan or Loans to the Borrower as having terminated.

16.4.4 “Investment Manager Guidelines” shall mean the rules and procedures established by Agent governing the conduct of securities transactions in its custodial accounts and the required communications between Agent and its custodial clients and their investment managers regarding those transactions.

16.4.5 “Sale-Related Default” shall mean a Default by a Borrower in returning Borrowed Securities that have been recalled by Agent due to a sale of such securities by Lender or an investment agent of Lender.

16.5 Any payment by Agent under Section 16.2 and/or Section 16.3 hereof shall be applied toward the discharge of Agent’s obligation (if any) to Lender under Section 16.1 hereof. Agent shall be subrogated to, and Lender shall be deemed to have transferred to the Agent, all of Lender’s corresponding rights against a Borrower (and against any guarantor of the Borrower) and in the Collateral and its proceeds to the extent of any payment, transfer or credit made pursuant to this Section 16.

16.6 Lender shall indemnify, defend and hold Agent harmless from and against any losses, damages, costs and expenses incurred by Agent in rendering the services hereunder or in connection with any breach of the terms of this Agreement by the Lender, except where such losses, damages, costs and expenses result from Agent’s negligence or intentional misconduct.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, by their respective duly authorized officers, have executed this Securities Lending Authorization Agreement intending it to be effective as of the day and year set forth below.

BRANDES INVESTMENT TRUST

By:	/s/ Jeffrey A. Busby
Name:	Jeffrey A. Busby
Title:	President

AGREED TO AND ACCEPTED BY:

THE NORTHERN TRUST COMPANY

By:	/s/ Sandra L. Linn
Name:	Sandra L. Linn
Title:	Senior Vice President
Date:	1/30/2020

EXHIBIT I

TO SECURITIES LENDING AUTHORIZATION AGREEMENT

(“Agreement”)

LENDERS

Brandes Emerging Markets Value Fund

Brandes Global Equity Fund

Brandes Global Equity Income Fund

Brandes International Equity Fund

Brandes International Small Cap Equity Fund

Brandes Small Cap Value Fund

SCHEDULE A

TO SECURITIES LENDING AUTHORIZATION AGREEMENT

(“Agreement”)

BORROWERS

The attached list constitutes the entities who are the Borrowers to whom Agent may currently lend Securities pursuant to this Agreement. Lender hereby authorizes Agent to lend its Securities to the Borrowers so listed, except as Lender has designated below

Name of Entity	Sub-Account(s)

Lender will be notified in writing of any new Borrower added to the lending program and provided an opportunity to restrict such Borrower.

BRANDES INVESTMENT TRUST

By:	/s/ Jeffrey A. Busby
Name:	Jeffrey A. Busby
Title:	President
Date:	2/1/2020

APPROVED BORROWERS

Parent Borrower	Borrower Name	Country name
ABN AMRO BANK N.V.	ABN AMRO BANK N.V.	Netherlands
ABN AMRO BANK N.V.	ABN AMRO CLEARING CHICAGO LLC	United States
BANK OF AMERICA CORPORATION	BOFA SECURITIES, INC.	United States
BANK OF AMERICA CORPORATION	MERRILL LYNCH CANADA INC.	Canada
BANK OF AMERICA CORPORATION	MERRILL LYNCH INTERNATIONAL	United Kingdom
BANK OF AMERICA CORPORATION	BANK OF AMERICA CORPORATION	United States
BANK OF AMERICA CORPORATION	BOFA SECURITIES EUROPE SA	France
BANK OF AMERICA CORPORATION	MERRILL LYNCH EQUITIES AUSTRALIA LIMITED	Australia
BANK OF MONTREAL	BANK OF MONTREAL, CHICAGO BRANCH	United States
BANK OF MONTREAL	BMO CAPITAL MARKETS CORP.	United States
BANK OF MONTREAL	BMO NESBITT BURNS INC.	Canada
BANK OF MONTREAL	BANK OF MONTREAL	Canada
BANK OF MONTREAL	BANK OF MONTREAL, LONDON BRANCH	United Kingdom
BARCLAYS BANK PLC	BARCLAYS BANK PLC	United Kingdom
BARCLAYS BANK PLC	BARCLAYS CAPITAL INC.	United States
BARCLAYS BANK PLC	BARCLAYS CAPITAL SECURITIES LTD.	United Kingdom
BARCLAYS BANK PLC	BARCLAYS PLC	United Kingdom
BNP PARIBAS	BNP PARIBAS ARBITRAGE	France
BNP PARIBAS	BNP PARIBAS PARIS	France
BNP PARIBAS	BNP PARIBAS PRIME BROKERAGE INTERNATIONAL LTD., DUBLIN	Ireland
BNP PARIBAS	BNP PARIBAS SECURITIES CORPORATION	United States
BNP PARIBAS	BNP PARIBAS, NEW YORK BRANCH	United States
BNP PARIBAS	BNP PARIBAS	France
BNP PARIBAS	BNP PARIBAS SECURITIES SERVICES	France
BNP PARIBAS	BNP PARIBAS, LONDON BRANCH	United Kingdom
CITIGROUP INC.	CITIGROUP GLOBAL MARKETS INC.	United States
CITIGROUP INC.	CITIGROUP GLOBAL MARKETS LIMITED	United Kingdom
CITIGROUP INC.	CITIGROUP GLOBAL MARKETS AUSTRALIA	Australia
CITIGROUP INC.	CITIGROUP INC.	United States
COMMERZBANK AG	COMMERZBANK AG FRANKFURT BRANCH- AUKI	United Kingdom
COMMERZBANK AG	COMMERZ MARKETS LLC	United States
COMMERZBANK AG	COMMERZBANK AG	Germany
CREDIT SUISSE GROUP AG	CREDIT SUISSE AG, DUBLIN BRANCH	Ireland
CREDIT SUISSE GROUP AG	CREDIT SUISSE AG, NEW YORK BRANCH	United States
CREDIT SUISSE GROUP AG	CREDIT SUISSE SECURITIES (EUROPE) LIMITED	United Kingdom
CREDIT SUISSE GROUP AG	CREDIT SUISSE SECURITIES (USA) LLC	United States
CREDIT SUISSE GROUP AG	CREDIT SUISSE AG, SINGAPORE	Singapore
CREDIT SUISSE GROUP AG	CREDIT SUISSE EQUITIES AUSTRALIA LIMITED	Australia
CREDIT SUISSE GROUP AG	CREDIT SUISSE GROUP AG	Switzerland
CREDIT SUISSE GROUP AG	CREDIT SUISSE INTERNATIONAL	United Kingdom
DEUTSCHE BANK AG	DEUTSCHE BANK AG, FRANKFURT BRANCH	Germany
DEUTSCHE BANK AG	DEUTSCHE BANK AG, LONDON BRANCH	United Kingdom
DEUTSCHE BANK AG	DEUTSCHE BANK SECURITIES INC.	United States
DEUTSCHE BANK AG	DEUTSCHE BANK AG	Germany
DEUTSCHE BANK AG	DEUTSCHE SECURITIES AUSTRALIA LIMITED	Australia
FMR LLC	NATIONAL FINANCIAL SERVICES LLC	United States
FMR LLC	FIDELITY CLEARING CANADA ULC	United States
FMR LLC	FMR LLC	United States
HSBC HOLDINGS PLC	HSBC BANK PLC	United Kingdom
HSBC HOLDINGS PLC	HSBC SECURITIES (USA) INC.	United States
HSBC HOLDINGS PLC	HONG KONG AND SHANGHAI BANKING CORPORATION LTD.	Hong Kong
HSBC HOLDINGS PLC	HSBC HOLDINGS PLC	United Kingdom
HSBC HOLDINGS PLC	HSBC SECURITIES (AUSTRALIA)	Australia
ING BANK N.V.	ING BANK N.V. AMSTERDAM BRANCH	Netherlands
ING BANK N.V.	ING BANK NV, LONDON BRANCH	United Kingdom
ING BANK N.V.	ING FINANCIAL MARKETS LLC	United States
ING BANK N.V.	ING BANK N.V.	Netherlands
J.P. MORGAN CHASE & CO.	J.P. MORGAN SECURITIES LLC	United States
J.P. MORGAN CHASE & CO.	J.P. MORGAN SECURITIES PLC	United Kingdom
J.P. MORGAN CHASE & CO.	J.P. MORGAN AUSTRALIA LTD.	Australia
J.P. MORGAN CHASE & CO.	J.P. MORGAN CHASE & CO.	United States
J.P. MORGAN CHASE & CO.	J.P. MORGAN CHASE BANK NA	United States
J.P. MORGAN CHASE & CO.	J.P. MORGAN CHASE BANK NA, LONDON BRANCH	United Kingdom
J.P. MORGAN CHASE & CO.	J.P. MORGAN MARKETS LIMITED	United Kingdom

Parent Borrower	Borrower Name	Country name
J.P. MORGAN CHASE & CO.	J.P. MORGAN SECURITIES AUSTRALIA LIMITED	Australia
JEFFERIES FINANCIAL GROUP INC.	JEFFERIES INTERNATIONAL LIMITED	United Kingdom
JEFFERIES FINANCIAL GROUP INC.	JEFFERIES LLC	United States
JEFFERIES FINANCIAL GROUP INC.	JEFFERIES FINANCIAL GROUP INC.	United States
MACQUARIE GROUP LIMITED	MACQUARIE BANK LIMITED, LONDON BRANCH	United Kingdom
MACQUARIE GROUP LIMITED	MACQUARIE BANK LIMITED	Australia
MACQUARIE GROUP LIMITED	MACQUARIE GROUP LIMITED	Australia
MIZUHO FINANCIAL GROUP INC.	MIZUHO SECURITIES USA LLC.	United States
MIZUHO FINANCIAL GROUP INC.	MIZUHO FINANCIAL GROUP INC.	Japan
MIZUHO FINANCIAL GROUP INC.	MIZUHO INTERNATIONAL PLC	United Kingdom
MORGAN STANLEY	MORGAN STANLEY & CO. INTERNATIONAL PLC	United Kingdom
MORGAN STANLEY	MORGAN STANLEY AND CO. LLC.	United States
MORGAN STANLEY	MORGAN STANLEY	United States
MORGAN STANLEY	MORGAN STANLEY ASIA INTERNATIONAL LIMITED	China
MORGAN STANLEY	MORGAN STANLEY AUSTRALIA SECURITIES LIMITED	Australia
MORGAN STANLEY	MORGAN STANLEY CANADA LIMITED	Canada
MORGAN STANLEY	MORGAN STANLEY MUFG SECURITIES CO. LTD	Japan
NOMURA HOLDINGS INC.	NOMURA INTERNATIONAL PLC	United Kingdom
NOMURA HOLDINGS INC.	NOMURA SECURITIES INTERNATIONAL INC.	United States
NOMURA HOLDINGS INC.	NOMURA HOLDINGS INC.	Japan
SOCIETE GENERALE	SG AMERICAS SECURITIES LLC	United States
SOCIETE GENERALE	SOCIETE GENERALE, NEW YORK BRANCH	United States
SOCIETE GENERALE	SOCIETE GENERALE, PARIS BRANCH	France
SOCIETE GENERALE	SOCIETE GENERALE	France
STATE STREET CORPORATION	STATE STREET BANK & TRUST COMPANY, CANADA BRANCH	Canada
STATE STREET CORPORATION	STATE STREET BANK AND TRUST COMPANY	United States
STATE STREET CORPORATION	STATE STREET CORPORATION	United States
THE GOLDMAN SACHS GROUP INC.	GOLDMAN SACHS & CO. LLC	United States
THE GOLDMAN SACHS GROUP INC.	GOLDMAN SACHS INTERNATIONAL	United Kingdom
THE GOLDMAN SACHS GROUP INC.	GOLDMAN SACHS CANADA INC.	Canada
THE GOLDMAN SACHS GROUP INC.	THE GOLDMAN SACHS GROUP INC.	United States
UBS AG	UBS AG, LONDON BRANCH	United Kingdom
UBS AG	UBS EUROPE SE	Germany
UBS AG	UBS SECURITIES AUSTRALIA LTD	Australia
UBS AG	UBS SECURITIES LLC	United States
UBS AG	UBS AG	Switzerland

SCHEDULE B

TO SECURITIES LENDING AUTHORIZATION AGREEMENT

(“Agreement”)

Non-Cash Collateral

We have read the attached Non-Cash Collateral Guidelines. We hereby select the following Non-Cash Collateral Guidelines for all accounts participating in securities lending and for any additional accounts to be added to the securities lending program in the future. By signing and returning this form, we agree to be bound by the terms of the attached Non-Cash Collateral Guidelines that we have selected.

SELECT ONE OF THE FOLLOWING:

☒	US Government/Agency Non-Cash Guidelines

☐	ERISA Qualified Non-Cash Collateral Guidelines

☐	Global Non-Cash Collateral Guidelines

☐	None

With respect to Non-Cash Collateral, the above designation supersedes any prior Non-Cash Collateral Guidelines Selection Form and any Collateral Section Option Form we may have furnished the Agent and any prior agreement concerning types of permitted Non-Cash Collateral for securities Loans. This Schedule B may only be amended with our consent.

BRANDES INVESTMENT TRUST

By:	/s/ Jeffrey A. Busby
Name:	Jeffrey A. Busby
Title:	President
Date:	2/1/2020

SCHEDULE

THE NORTHERN TRUST COMPANY

SECURITIES LENDING

NON-CASH COLLATERAL GUIDELINES

Non-Cash Collateral Guidelines

Listed below are the Non-Cash Collateral Guidelines specifying collateralization levels and eligible Non-Cash Collateral.

Agent will make use of market standard settlement methods for Non-Cash Collateral, including the use of a tri-party custodian. Any cash held intra-day or temporarily overnight at a tri-party custodian with respect to such Non-Cash Collateral is a balance sheet obligation of The Northern Trust Company, in its capacity as custodian.

Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement, as applicable.

Collateralization Levels

Initial collateralization levels for all Loans will not be less than 102% of the Market Value of the Borrowed Securities, or not less than 105% if the Borrowed Securities and the Non-Cash Collateral are denominated in different currencies. Marking to market is performed every business day subject to de minimis rules of change in value, and the Borrower is required to deliver additional Non-Cash Collateral when necessary so that the total Non-Cash Collateral held by Agent for all Loans to the Borrower of all Participating Lenders will at least equal the Market Value of all the Borrowed Securities of all Participating Lenders loaned to the Borrower.

Eligible Instruments

Non-Cash eligible instruments may consist of the following:

Obligations issued or guaranteed by the U.S. Government, or its agencies or instrumentalities.

Diversification

Obligations issued or guaranteed by the U.S. Government, or its agencies or instrumentalities may be accepted without limit.

SCHEDULE C

TO SECURITIES LENDING AUTHORIZATION AGREEMENT

(“Agreement”)

FEES

The Agent shall be entitled to receive the following fees for services provided under the Agreement. The fees below are expressed as a percentage of Lender’s Net Revenue (as defined in Section 7.1 of the Agreement).

[redacted]	Loans of U.S. Government and Agency Securities
[redacted]	Loans of U.S. Corporate Equity and Fixed Income Securities
[redacted]	Loans of non-U.S. Sovereign Fixed Income and non-U.S. Corporate Fixed Income Securities
[redacted]	Loans of non-U.S. Corporate Equity Securities

BRANDES INVESTMENT TRUST

By:	/s/ Jeffrey A. Busby
Name:	Jeffrey A. Busby
Title:	President
Date:	2/1/2020

SCHEDULE D

TO SECURITIES LENDING AUTHORIZATION AGREEMENT

(“Agreement”)

CERTIFICATE OF LENDER OF KOREAN SECURITIES

With respect to any Loan of Lender’s Korean Securities to a Borrower, in addition to the representations and warranties set forth in the Agreement, Lender hereby further represents and certifies that:

•	Lender is not a resident of Korea for tax purposes;

•	Lender does not have any Permanent Establishment (as defined under Korean law) or domestic place of business in Korea; and

•	Lender lends securities in markets outside Korea.

Lender hereby acknowledges and agrees that it shall notify Agent immediately of any change in circumstances that would make the above representations and certifications no longer true.

BRANDES INVESTMENT TRUST

By:	/s/ Jeffrey A. Busby
Name:	Jeffrey A. Busby
Title:	President
Date:	2/1/2020

SCHEDULE E

TO SECURITIES LENDING AUTHORIZATION AGREEMENT

(“Agreement”)

PROGRAM RESTRICTIONS

With respect to any Loan of Lender’s Securities, the following restrictions shall apply:

•	No more than 50% of the admitted assets of the Account (determined at the time of making the Loan) may be on Loan at any time.

•	The securities lending programs are to follow a dividend arbitrage (enhanced yield) lending strategy.

•	Non-dividend arbitrage (enhanced yield) loans may be made with client approval.

The Lender acknowledges that applying the above restrictions to Lender’s participation in the securities lending program may reduce the amount of securities lending income that might have otherwise been generated.

BRANDES INVESTMENT TRUST

By:	/s/ Jeffrey A. Busby
Name:	Jeffrey A. Busby
Title:	President
Date:	2/1/2020